Exhibit 99.1
FOR IMMEDIATE RELEASE                                             CONTACT: Marc Campbell
                                                                                                            President and COO
                                                                                                            Lake Area Bank
                                                                                                            (651) 653-9619

LAKE AREA BANK SIGNS AGREEMENT TO ACQUIRE
 MINNESOTA ASSETS OF S&C BANK

Lindstrom, MN (November 6, 2007) – Lake Area Bank announced today that it has signed a definitive agreement with AnchorBank, fsbto acquire the Minnesota assets of S&C Bank.  Terms of the acquisition were not disclosed.  The proposed transaction is expected to close during the first quarter of 2008.

On July 11, 2007, Anchor BanCorp Wisconsin, Inc., the holding company for AnchorBank, signed a definitive agreement to purchase S&C Bank, a $400 million community bank based in New Richmond, Wisconsin.  Under the definitive agreement signed today with Lake Area Bank, AnchorBank will sell to Lake Area Bank the S&C Bank branch offices located in the communities of Almelund, Harris and Stillwater, Minnesota, along with an undeveloped bank location in Cottage Grove, Minnesota.  At the time of the agreement signed with AnchorBank, these locations had assets of approximately $30 million.  AnchorBank will continue to operate all Wisconsin offices of S&C Bank under the AnchorBank name.

Lake Area Bank is a progressive community bank with assets of approximately $260 million, as of October 31, 2007.  Chartered in 1915 as Security State Bank of Lindstrom, the bank was acquired by the Claire Erickson family of Hudson WI in 1985 with assets of $25 million.  Since that time, the bank has added four locations: White Bear Lake (1989), Forest Lake (1994), Maplewood (1998) and Hugo (2001).   Its 81 employees are dedicated to providing superior service along with a wide range of products and services to its customers.

“The addition of these new locations will allow Lake Area Bank to better serve our customers in the northeast quadrant of the Twin Cities and expand into the St. Croix Valley with the Stillwater location,” says Marc Campbell, President and Chief Operating Officer of Lake Area Bank.

“The sale to Lake Area Bank is a great fit for the customers in those locations who will continue to receive outstanding customer service and quality products,” says Mark Timmerman, President and Chief Executive Officer of AnchorBank. “The sale allows us to focus our attention on transitioning the remaining 14 S&C Bank locations in Wisconsin to AnchorBank.”

Scott Johnson, the current Market President for the S&C Office in Stillwater, will be named the new St. Croix Valley Market President for Lake Area Bank.

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